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                                                                   Exhibit 99.2





January 16, 1996


The Team for New Management, L.L.C.
c/o Ms. Dorcas Hardy
11407 Stonewall Jackson Drive
Spotsylvania, VA  22553

                 Re:      Interim Agreement

Ladies and Gentlemen:

                 For good and valuable consideration, the receipt of which is hereby acknowledged, and with the intent that you will rely hereon, we hereby agree as follows:

                 1. We ratify and reiterate the provisions contained in Paragraph 8 of that certain Letter of Intent between us dated January 3, 1996. The provisions of such Paragraph 8 will apply to us, as well as each entity directly or indirectly controlled by us (the "WRI Affiliates").

                 2. You will receive advance written notice of, and the right to register your approval or disapproval of, any cash expenditure or deposit by us or any WRI Affiliate other than (i) to meet current payroll at historical rates of pay (i.e. not in excess of $300,000 funded on the 1st and 15th of each month); and (ii) payments, each of which is less than $500, and the aggregate of which in any given week is not more than $5,000. In the event that you disapprove by the close of the next business day after you receive actual notice of the proposed payment of any particular expenditure or deposit, we will not make such expenditure unless and until the expenditure has been approved by our Board of Directors at a meeting duly noticed in accordance with our Bylaws and applicable law at which you are given the opportunity to present your objection to payment of the proposed expenditure.

                 3. Attached hereto as Attachment A is a true and correct list of each bank account and investment account of WRI and each WRI Affiliate, including the bank account number and the authorized signatories on each account. We represent and warrant that as of the date hereof, no person other than Robert Bunker and/or Linda Duncan is an authorized signatory on any such account, except for depository accounts at the WRI Affiliates, and we covenant that no persons will be added as signatories
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without your approval.  We hereby authorize the release to you of all records in connection with each such account. Attached hereto as Attachment B is a letter that you may present to each bank and financial institution related to such accounts authorizing the release of such information.

                 4. We hereby represent and warrant that we have canceled, effective immediately, all credit cards as to which WRI or WRI Affiliates are liable for payment. We agree to make available to you all records related to any such credit cards.

                 5. You will receive immediate notification by facsimile of all actions taken and approvals given by our Board of Directors or executive committee, and any Board of Directors, executive committee or equivalent of any WRI Affiliate. Such notice will be sent to the attention of Dorcas Hardy at 703-972-1728, with a copy to Doug Engmann at 415-781-4641.

                 6. Effective immediately, we will suspend or terminate any and all payments to our former employees and former employees of any WRI Affiliate.

                 7. We will permit you to place a representative at our Tucson executive offices. Such person or persons will be afforded the right to attend all company, management and Board meetings, other than that portion of Board meetings that involve the discussion of arrangements between us.

                 8. We understand you are expending significant resources in reliance on the agreements set forth in this letter, and we intend that you so rely.


                                        Very truly yours,

                                        WORK RECOVERY, INC.

                                        By:/Robert B. Bunker

                                        Its: Senior Vice President and
                                             Chief Financial Officer